Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual Report on Form 20-F of Brookfield Renewable Energy Partners L.P. [the “Partnership”] of our report dated February 27, 2015, with respect to the consolidated financial statements of the Partnership as at December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, included herein.

/s/ Ernst & Young LLP

Toronto, Canada

February 27, 2015